Exhibit 10.78

AMENDMENT TO CHANGE OF CONTROL AGREEMENT
(Tier 2 Employees)

THIS AMENDMENT to the Change of Control Agreement, dated as of February 5, 2007 (the “Agreement”) is made as of this 31st day of December, 2008 by and between American Ecology Corporation, a Delaware corporation (the “Company”) and John M. Cooper (the “Employee”).

WHEREAS, the Company and the Employee desire to amend the Agreement to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them by the Agreement.

NOW, THEREFORE, the Company and the Employee, intending to be legally bound, hereby amend the Agreement as follows, effective as of December 31, 2008:

1.	Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1           Effect of Agreement.  This Agreement shall commence on the Effective date and shall remain in full force and effect so long as Employee is employed by Company; provided, however, that upon the Employee’s termination of employment pursuant to Section 3.1(ii) hereof this Agreement shall renew for a period beginning on the date of such Termination Event and expiring upon the effective date of the Change of Control; and, provided, further, that the expiration of this Agreement shall not affect Employee’s right to any payment to which Employee is entitled hereunder.

2.	Section 3.1 hereby amended and restated in its entirety to read as follows:

“3.1           Involuntary Termination Upon or Following Change of Control.  In the event Employee’s employment with the Company or one of its subsidiaries is involuntarily terminated at any time by the Company without Cause either (i) at the time of or within twelve (12) months following the occurrence of a Change of Control, or [(ii) at any time prior to a Change of Control, if such termination is at the request of an Acquiror (as defined below),] then such termination of employment will be a Termination Event and the Company shall pay Employee the compensation and benefits described in Article 4.  An ‘Acquiror’ is either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Company in a transaction or a group of related transactions constituting the Change of Control.”

3.	Section 3.3 is hereby amended and restated in its entirety to read as follows:

“3.3                 Voluntary Termination.  Employee may voluntarily terminate his or her employment with the Company and/or its subsidiaries at any time.  In the event (i) Employee voluntarily terminates his or her employment for any reason, or (ii) Employee’s employment terminates on account of either death of physical or mental disability, then such termination of employment will not be a Termination Event, Employee will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Employee as of the Employee’s termination date; provided, however, that pursuant to Company policy, the Employee’s health benefits shall extend to the last day of the calendar month in which employment termination occurs; and provided, further, that the Company shall pay Employee (or his or her estate or personal representative, in the event of Employee’s death) the Accrued Obligations in a single, lump-sum payment within forty-five (45) days following the date of such employment termination.”

4.	Section 4.2 is hereby amended and restated in its entirety to read as follows:

“4.2           MIP Bonus; Accrued Obligations.  Upon the occurrence of a Termination Event, Employee shall receive payment of (i) the Accrued Obligations and (ii) his or her pro rata portion (based on the number of calendar months or portion thereof elapsed during the year as of the Termination Event) of that year’s target/base bonus amount under the Company’s Management Incentive Bonus Plan (the ‘MIP’), accrued as of the date of the Termination Event, if any, less any applicable withholding of federal, state or local taxes.  Such MIP bonus, if any, and Accrued Obligations shall be paid in a single, lump-sum payment within forty-five (45) days following the date of the Termination Event, subject to the limitations set forth in Section 4.6, if applicable.”

5.           Section 4.3 is hereby amended and restated in its entirety to read as follows:

“4.3           Health Insurance Coverage.  Following the occurrence of a Termination Event, Employee shall be entitled, at the Company’s expense, to continue to receive the health insurance coverage to which Employee and his or her dependents were entitled as of the date of the Termination Event and for a period of twelve (12) months thereafter; provided, however, that such coverage may be structured, in the Company’s sole discretion, as a reimbursement to Employee for the Employee’s expenses (except for the portion of such expenses that would otherwise have been due from Employee had Employee continued in active employment with the Company) incurred for continuation coverage under the Company’s health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the ‘Code’).”

6.           Section 4.6 is hereby amended and restated in its entirety to read as follows:

“4.6           Compliance with Section 409A.  Any amounts payable as a result of Employee’s termination of employment shall only be payable if such termination of employment constitutes a ‘separation from service’ within the meaning of Section 409A of the Code.  In addition, in the event that (i) Employee is deemed at the time of such separation from service to be a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and (ii) the payment of any amounts to Employee as a result of such separation from service (an ‘Agreement Payment’) would result in penalty tax liability pursuant to Section 409A of the Code, then such Agreement Payment shall not be made or commence until the earlier of (a) the expiration of the six (6)-month period measured from the date of Employee’s separation from service with the Company or (b) such earlier time permitted under Section 409A of the Code and the regulations or other authority promulgated thereunder.  During any period in which an Agreement Payment to Employee is deferred pursuant to the foregoing, Employee shall be entitled to interest on the deferred Agreement Payment at a per annum rate equal to the highest rate of interest applicable to six (6)-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service.  Upon the expiration of the applicable deferral period, any Agreement Payment which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or his or her beneficiary in one lump sum, including all accrued interest.”

7.	Section 7.1(e) is hereby amended and restated in its entirety to read as follows:

“(e)           ‘Change of Control’ means the occurrence of any of the following events:

(i)           the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization;

(ii)           the sale, transfer, or other disposition of all or substantially all of the Company's assets; or

(iii)           any transaction as a result of which any person is the ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this paragraph 4.d, the term ‘person’ shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.”

8.      Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

AMERICAN ECOLOGY CORPORATION

By: /s/ Jeffrey R. Feeler
Printed Name: Jeffrey R. Feeler
Title: Vice President and CFO

EMPLOYEE

/s/ John M. Cooper

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